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Exhibit 99.3   Press Release



PRESS RELEASE
May 21, 1999


                              For further information contact:
                              David M. Bradley
                              President and Chief Executive Officer
                              North Central Bancshares, Inc.
                              825 Central Avenue
                              Fort Dodge, Iowa 50501
                              515-576-7531


               NORTH CENTRAL BANCSHARES, INC. DECLARES DIVIDEND


David M. Bradley, Chairman, President and Chief Executive Officer of North Central Bancshares, Inc. (the "Company") announced today that the Company declared a regular quarterly cash dividend of $0.10 per share on the Company's common stock for the fiscal quarter ended June 30, 1999. The dividend will be payable to all stockholders of record as of June 16, 1999 and will be paid on July 6, 1999.

North Central Bancshares, Inc. serves north central and southeastern Iowa at 7 full service locations in Fort Dodge, Nevada, Ames, Burlington and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Company's stock is traded on The Nasdaq National Market under the symbol "FFFD".